                                                                       Exhibit 4



                           SECOND AMENDMENT AGREEMENT

         This Second Amendment Agreement (this "Amendment") is made as of the 30th day of June, 2001, by and among PARK-OHIO INDUSTRIES, INC., an Ohio corporation ("Borrower"), the banking institutions listed on Schedule 1 to the Credit Agreement, as hereinafter defined ("Banks"), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Banks ("Agent"), and THE HUNTINGTON NATIONAL BANK, as co-agent for the Banks ("Co-Agent").

         WHEREAS, Borrower, Agent and the Banks are parties to a certain Credit and Security Agreement, dated as of December 21, 2000, as amended and as the same may from time to time be further amended, restated or otherwise modified, which provides, among other things, for revolving loans and other financial accommodations aggregating One Hundred Eighty Million Dollars ($180,000,000), all upon certain terms and conditions stated therein (the "Credit Agreement");

         WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof; and

         WHEREAS, each capitalized term used herein shall be defined in accordance with the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable considerations, Borrower, Agent and the Banks hereby agree as follows:

         1. Article I of the Credit Agreement is hereby amended to delete the definitions of "Applicable Margin", "Collateral", "Commitment", "Loan", "Loan Documents", and "Revolving Credit Commitment" in their entirety and to substitute in place thereof, respectively, the following:

                  "Applicable Margin" shall mean:

                  (a) for the period from the Closing Date through March 31, 2001, twenty-five (25) basis points for each Base Interest Segment and one hundred ninety (190) basis points for each LIBOR Interest Segment;

                  (b) for the period from April 1, 2001 through May 31, 2001, one hundred (100) basis points for each Base Rate Segment and Two Hundred Seventy-Five (275) basis points for each LIBOR Interest Segment;

                  (c) for the period from June 1, 2001 through August 31, 2001, one hundred twenty-five (125) basis points for each Base Rate Segment and three hundred (300) basis points for each LIBOR Interest Segment; and

                  (d) commencing with the financial statements for the fiscal quarter ending June 30, 2001, the number of basis points (for each Base Interest Segment or LIBOR Interest Segment, as appropriate) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2001 and thereafter:

-------------------------------------------------------------------------------------------------
                                         APPLICABLE BASIS POINTS         APPLICABLE BASIS POINTS
             LEVERAGE RATIO                   FOR EACH BASE                   FOR EACH LIBOR
                                            INTEREST SEGMENT                 INTEREST SEGMENT
-------------------------------------------------------------------------------------------------
         Greater than or equal               150 basis points                325 basis points
         to 5.25 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal               125 basis points                300 basis points
         to 4.90 to 1.00, but less
         than 5.25 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 4.75 to 1.00, but less           100 basis points                275 basis points
         than 4.90 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 4.50 to 1.00, but less           50 basis points                 235 basis points
         than 4.75 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 4.25 to 1.00, but less           25 basis points                 190 basis points
         than 4.50 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 4.00 to 1.00, but less           0 basis points                  175 basis points
         than 4.25 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 3.75 to 1.00, but less           0 basis points                 162.50 basis points
         than 4.00 to 1.00
-------------------------------------------------------------------------------------------------
         Greater than or equal
         to 3.40 to 1.00, but less          0 basis points                  150 basis points
         than 3.75 to 1.00
-------------------------------------------------------------------------------------------------
         Less than 3.40 to 1.00             0 basis points                 137.50 basis points
-------------------------------------------------------------------------------------------------

         Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3(a) and (b) hereof, the financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VIII and IX hereof.

                  "Collateral" shall mean all of Borrower's existing and future
         (a) personal property; (b) Accounts, instruments, contract rights, chattel paper, documents, Investment Property, letter-of-credit rights, General Intangibles, Inventory and Equipment; (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security; and (e) Proceeds, products, profits, and rents of any of (a) through (d) above.

                  "Commitment" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Loans pursuant to the Revolving Credit Commitments and to participate in the issuance of Letters of Credit, up to the Total Commitment Amount.

                  "Loan" or "Loans" shall mean the credit extended to Borrower by the Banks in accordance with Section 2.1A hereof.

                  "Loan Documents" shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Agreement, each Pledge Agreement, each Intellectual Property Collateral Assignment Agreement, each Mortgage, each Debenture, the Agent Fee Letter, the Closing Fee Letter, all U.C.C. financing statements executed in connection with this Agreement and any of the foregoing agreements, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

                  "Pledged Securities" shall mean all of the following, whether now owned or hereafter acquired or created, (a) sixty-five percent (65%) of the stock or other equity interest of each Foreign Subsidiary of Borrower or any Subsidiary of Borrower, (b) one hundred percent (100%) of the stock or other equity interest of each Domestic Subsidiary of Borrower, and (c) all proceeds of any of the foregoing.

                  "Revolving Credit Commitment" shall mean the obligation hereunder of each Bank, during the Commitment Period, to participate in the making of Revolving Loans and the issuance of Letters of Credit, up to the aggregate amount set forth opposite such Bank's name under the column headed "Revolving Credit Commitment Amount" as set forth on
         Schedule 1 hereto (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

         2. Article I of the Credit Agreement is hereby amended to add the following new definitions thereto:

                  "Debenture" shall mean any debenture executed and delivered to Agent by Borrower or a Guarantor of Payment after the Closing Date with respect to real and/or personal property of Borrower or any such Guarantor of Payment located in the United Kingdom, to further secure Borrower's obligations under the Notes, as the same may from time to time be amended, restated or otherwise modified.

                  "Equipment" shall mean all (a) equipment, as defined in Chapter 1309 of the Ohio Revised Code as in effect from time to time, including, without limitation, machinery, motor vehicles, trade fixtures, office and other furniture and furnishings, tools, dies, jigs, and molds; (b) goods that are used or bought for use primarily in any Company's business; (c) goods that are not consumer goods, farm products (as defined in Chapter 1309 of the Ohio Revised Code as in effect from time to time), or Inventory; and (d) substitutes or replacements for, and all parts, accessories, additions, attachments or accessions to (a) through (c) above.

                  "Intellectual Property Collateral Assignment Agreement" shall mean each Intellectual Property Collateral Assignment Agreement executed and delivered to Agent, for the benefit of the Banks, by Borrower or a Guarantor of Payment after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

                  "Letter of Credit" shall mean any sight commercial documentary letter of credit or any standby letter of credit that shall be issued by Agent for the benefit of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one (1) year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.

                  "Letter of Credit Commitment" shall mean the commitment of Agent, on behalf of the Banks, to issue Letters of Credit in an aggregate face amount of up to Seven Million Dollars ($7,000,000).

                  "Letter of Credit Exposure" shall mean the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.1B hereof.

                  "Mortgage" shall mean any mortgage, deed of trust or other similar instrument executed and delivered to Agent after the Closing Date by Borrower or any Guarantor of Payment with respect to real property owned by Borrower or any such Guarantor of Payment, including the Real Property, to further secure Borrower's obligations under the Notes, as the same may from time to time be amended, restated or otherwise modified.

                  "Real Property" shall mean (a) the real estate owned by Borrower or a Guarantor of Payment, as the case may be, located at the addresses set forth on Schedule 3 hereto and (b) any other real estate owned by Borrower or any Guarantor of Payment that shall become subject to a Mortgage, together with all improvements and buildings thereon and all appurtenances, easements or other rights belonging to any of the foregoing.

                  "Revolving Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

         3. The Credit Agreement is hereby amended to delete Section 2.1 therefrom in its entirety and to insert in place thereof the following:

                  Section 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and conditions of this Agreement, each Bank shall participate, to the extent hereinafter provided, in making Revolving Loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Revolving Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

                  Each Bank, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit, the aggregate principal amount then outstanding on the Note issued to such Bank, when combined with such Bank's pro rata share of the Letter of Credit Exposure shall not be in excess of the Maximum Amount for such Bank, and (b) such aggregate principal amount outstanding on the Note issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Note held by such Bank) that is such Bank's Commitment Percentage.

                  Each borrowing from the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks. The Loans may be made as Revolving Loans, and Letters of Credit may be issued, as follows:

                  A. Revolving Loans.

                  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure. Each Revolving Loan shall mature on the last day of the Commitment Period and shall bear interest at a Base Rate Option or one or more LIBOR Rate Options as selected by Borrower in accordance with the terms and conditions set forth herein.

                  With respect to the Base Interest Segment of each Revolving Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing December 31, 2000, and on the last day of each succeeding March, June, September and December thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.

                  With respect to each LIBOR Interest Segment of each Revolving Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time, from the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto. Interest on each such LIBOR Interest Segment shall be at the Derived LIBOR Rate, as calculated on the first day of the Interest Period applicable thereto (fixed for such Interest Period with respect to the LIBOR Rate, but subject to changes in the

         Applicable Margin), and shall be payable on the Interest Adjustment Date with respect to such Interest Period (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three
         (3) months, commencing three (3) months from the beginning of such Interest Period). At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.2 hereof, the Banks shall change all or any part of a Base Rate Segment of any Revolving Loan to a LIBOR Rate Option at any time, and shall change any LIBOR Interest Segment of any Revolving Loan to a Base Rate Option on the Interest Adjustment Date applicable to such LIBOR Interest Segment.

                  The obligation of Borrower to repay the Revolving Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

                  B. Letters of Credit.

                  Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent shall, in the name of KeyBank National Association, but only as Agent for the Banks, issue such Letters of Credit for the account of Borrower or any Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and Agent shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit would exceed the Letter of Credit Commitment or (b) the Revolving Credit Exposure would exceed the aggregate amount of the Revolving Credit Commitments. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Bank's Commitment Percentage.

                  Each request for a Letter of Credit shall be delivered to Agent not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent and specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose benefit the Letter of Credit is to be issued, shall execute and deliver to Agent an appropriate application and agreement, being in the standard form of Agent for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give each Bank notice of each such request for a Letter of Credit.

                  In respect of each Letter of Credit that is a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees
         (i) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears, on the last day of each succeeding March, June, September and December of each year and at the expiration of such Letter of Credit, at the rate of one and one-fourth percent (1 1/4%) per annum times the face amount of the Letter of Credit; (ii) to pay to Agent, for its sole account, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued or renewed at the rate of one-eighth percent (1/8 of 1%) of the face amount of such Letter of Credit; and
         (iii) for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Agent under its fee schedule as in effect from time to time. In respect of each Letter of Credit that is a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees (A) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears, on the last day of each succeeding March, June, September and December of each year and at the expiration of such Letter of Credit, at the rate of one and one-fourth percent (1 1/4%) per annum times the face amount of the Letter of Credit; (B) to pay to Agent, for its sole account, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued or renewed at the rate of one-eighth percent (1/8 of 1%) of the face amount of such Letter of Credit; and
         (C) to pay to Agent for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Agent under its fee schedule as in effect from time to time.

         4. Section 2.2 of the Credit Agreement is hereby amended to add the words "and of Agent to issue any Letter of Credit" immediately after the word "Loan" in the second line of the first paragraph thereof.

         5. Section 2.2 of the Credit Agreement is hereby amended to add the following new subsection thereto:

         (g) with respect to Letters of Credit, satisfaction of the notice provisions set forth in Section 2.1B hereof.

         6. Section 2.2 of the Credit Agreement is hereby amended to add the words "or for the issuance of a Letter of Credit" immediately after the word "Loan" in the first line of the second to the last paragraph thereof.

         7. Section 2.5 of the Credit Agreement is hereby amended to delete subsection (a) therefrom in its entirety and to insert in place thereof the following:

                  (a) Borrower shall pay to Agent, for the ratable account of the Banks, as a consideration for the Commitment hereunder, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, times (ii) (A) the maximum Total Commitment Amount in effect during such quarter, less (B) the average daily Revolving Credit Exposure during such quarter. The commitment fee shall be payable, in arrears, on December 31, 2000, and on the last day of each March, June, September and December thereafter, and on the last day of the Commitment Period.

         8. Section 2.5 of the Credit Agreement is hereby amended to delete subsection (c) therefrom in its entirety and to insert in place thereof the following:

                  (c) Borrower may at any time or from time to time permanently reduce in whole or ratably in part the Commitment of the Banks hereunder to an amount not less than the Revolving Credit Exposure then outstanding, by giving not fewer than three (3) Business Days' notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Banks, of not less than Five Million Dollars ($5,000,000) or any multiple thereof. Agent shall promptly notify each Bank of the date of each such reduction and such Bank's proportionate share thereof. After each such reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrower reduces in whole the Commitment of the Banks, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes, together with all interest and commitment and other fees accrued and unpaid), and provided that no issued and outstanding Letters of Credit shall exist, all of the Notes shall be delivered to Agent marked "Canceled" and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Commitment of the Banks shall be effective during the remainder of the Commitment Period.

         9. The Credit Agreement is hereby amended to delete Section 2.6 therefrom in its entirety and to insert in place thereof the following:

                  SECTION 2.6. COMPUTATION OF INTEREST AND FEES; DEFAULT RATE. Interest on Loans, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, at the option of the Required Banks,
         (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased to three percent (3%) in excess of the then applicable fee from time to time in effect pursuant to Section 2.1B hereof. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

         10. The Credit Agreement is hereby amended to delete Section 2.7 in its entirety and to insert in place thereof the following:

                  SECTION 2.7. MANDATORY PAYMENT. If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Commitment of the Banks. Any prepayment of a LIBOR Interest Segment pursuant to this Section 2.7 shall be subject to the prepayment fees set forth in Section 2.4 hereof.

         11. The Credit Agreement is hereby amended to delete Sections 5.7(a) and (c) in their entirety and to insert in place thereof, respectively, the following:

                  (a) INTEREST COVERAGE RATIO. Borrower shall not suffer or permit, at any time, for the most recently completed four (4) fiscal quarters of Borrower, the ratio of (i) Consolidated Pro-Forma EBIT to
         (ii) Consolidated Pro-Forma Interest Expense to be less than (A) 1.60 to 1.00 on the Closing Date through December 31, 2000, (B) 1.40 to 1.00 on January 1, 2001 through March 31, 2001, (C) 1.20 to 1.00 on April 1, 2001 through December 31, 2001, (D) 1.35 to 1.00 on January 1, 2002
         through March 31, 2002, and (E) 1.60 to 1.00 on April 1, 2002 and thereafter.

                  (c) LEVERAGE RATIO. Borrower shall not suffer or permit, at any time, for the most recently completed four (4) fiscal quarters of Borrower, the Leverage Ratio to exceed (i) 4.80 to 1.00 on the Closing Date through December 31, 2000, (ii) 5.25 to 1.00 on January 1, 2001 through March 31, 2001, (iii) 6.00 to 1.00 on April 1, 2001 through December 31, 2001, (iv) 5.50 to 1.00 on January 1, 2002 through March 31, 2002, and (v) 4.80 to 1.00 on April 1, 2002 and thereafter.

         12. Section 5.18 of the Credit Agreement is hereby amended to add the words "or Equipment" immediately after the word "Inventory" in both places that it appears in subsection (a) thereof.

         13. Section 5.19 of the Credit Agreement is hereby amended to add the words "and Equipment" immediately after the word "Inventory" in subsection (a) thereof.

         14. Section 5.19 of the Credit Agreement is hereby amended to add the following new subsection thereto:

                  (f) maintain Borrower's Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, and promptly inform Agent of any additions to or deletions from Borrower's Equipment (other than in the ordinary course of business).

         15. Section 5.19 of the Credit Agreement is hereby amended to add the words "or Equipment" immediately after the word "Inventory" in the last paragraph thereof and to add the following new sentence at the end of such paragraph:

         If Borrower fails to keep and maintain its Equipment in good operating condition, Agent may (but shall not be required to) so maintain or repair all or any part of Borrower's Equipment and the cost thereof shall be a Related Expense.

         16. The Credit Agreement is hereby amended to delete Section 5.24 therefrom in its entirety and to insert in place thereof the following:

                  SECTION 5.24. RIGHT TO TAKE ADDITIONAL COLLATERAL.

                  (a) In addition to any other right that Agent and the Banks may have pursuant to this Agreement or otherwise and subject to subpart
         (b) hereof, Borrower shall, and shall cause each Guarantor of Payment to, at any time upon request of Agent (i) grant to Agent, for the benefit of the Banks, as additional security for the Secured Debt a first priority security interest in or Lien on any real or personal property of Borrower and each Guarantor of Payment in which Agent does not already have a first priority security interest or Lien (the "Additional Collateral"), and (ii) execute and deliver to Agent, for the benefit of the Banks, such security agreements, intellectual property assignment agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent and the Required Banks may reasonably require in connection with security interests and Liens to be granted in the Additional Collateral pursuant to subpart (i) above (collectively, the "Additional Collateral Documents"). In connection with the foregoing, Agent shall be authorized to file or record such UCC financing statements or mortgages or other evidence of the Liens granted pursuant to the Additional Collateral Documents. Borrower agrees to provide such assistance and further assurances as may be required by Agent in connection with the Additional Collateral.

                  (b) If, at any time after June 30, 2001, the Leverage Ratio shall have been less than or equal to 4.80 to 1.00 for two (2) consecutive fiscal quarters and so long as no Default or Event of Default shall exist or immediately thereafter shall begin to exist and the Fixed Charge Condition Period shall have ended, upon written request of Borrower to Agent, Agent, on behalf of the Banks, shall release the Additional Collateral, provided that no such release shall be effective until confirmed by Agent in writing. In connection with such release Agent shall provide to Borrower, and the Banks hereby authorize Agent to provide to Borrower, such UCC partial release statements and mortgage releases as are appropriate.

                  (c) At any time after the Additional Collateral has been released pursuant to subpart (b) above or otherwise, and in addition to any other right that Agent and the Banks may have pursuant to this Agreement or otherwise, upon written request of Agent whenever made after the occurrence of an Event of Default, Borrower shall, and shall cause each Guarantor of Payment, to promptly grant to Agent, for the benefit of the Banks, as additional security for the Secured Debt a first priority security interest in or Lien on the Additional Collateral pursuant to such security agreements, intellectual property assignment agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent and the Required Banks may reasonably require.

         17. Section 6.4 of the Credit Agreement is hereby amended to add the words "and Equipment" immediately after the word "Inventory" in subsection (a) thereof.

         18. Section 7.14 of the Credit Agreement is hereby deleted in its entirety and to insert in place thereof, respectively, the following:

                  SECTION 7.14. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

         19. Sections 9.1 and 9.2 of the Credit Agreement are hereby amended to add the words "and the obligation of Agent to issue any Letter of Credit" immediately after the word "Loan" in the respective subsections (a) thereof.

         20. Article IX of the Credit Agreement is hereby amended to add the following new Section 9.6 thereto:

                  Section 9.6. LETTERS OF CREDIT. If the maturity of the Notes shall be accelerated pursuant to Sections 9.1 or 9.2 hereof, Borrower shall immediately deposit with Agent, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit, cash equal to the Letter of Credit Exposure. Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

         21. Section 11.10(A) of the Credit Agreement is hereby amended to add the following new subsection (d) thereto:

                  (d) and that Bank's interest in any Letter of Credit;

         22. Section 11.10(B) of the Credit Agreement is hereby amended to add the following new subsection (f) thereto:

                  (f) and that Bank's interest in any Letter of Credit.

         23. The Credit Agreement is hereby amended to add a new Schedule 3 thereto in the form of Schedule 3 attached hereto.

         24. Concurrently with the execution of this Amendment (except with respect to subpart (i) hereof), Borrower shall:

         (a) cause each Guarantor of Payment to consent and agree to and acknowledge the terms of this Amendment;

         (b) execute and deliver to Agent an Intellectual Property Collateral Assignment Agreement, in form and substance satisfactory to Agent, dated as of June 30, 2001;

         (c) execute and deliver to Agent a Pledge Agreement, in form and substance satisfactory to Agent, dated as of June 30, 2001, together with all of the stock certificates of Borrower's domestic Subsidiaries pledged thereunder and all accompanying stock transfer powers;

         (d) execute and deliver to Agent each Mortgage, in form and substance satisfactory to Agent, dated as of June 30, 2001, with respect to the Real Property owned by Borrower as set forth on Schedule 3 hereto;

         (e) cause each Guarantor of Payment to execute and deliver to Agent a First Amendment to Security Agreement, each in form and substance satisfactory to Agent, dated as of June 30, 2001;

         (f) cause each Guarantor of Payment to execute and deliver to Agent an Intellectual Property Collateral Assignment Agreement, each in form and substance satisfactory to Agent, dated as of June 30, 2001;

         (g) cause each Guarantor of Payment to execute and deliver to Agent a Pledge Agreement, each in form and substance satisfactory to Agent, dated as of June 30, 2001, together with all of the stock certificates of such Guarantor of Payment's domestic Subsidiaries pledged thereunder and all accompanying stock transfer powers;

         (h) with respect to the Real Property owned by a Guarantor of Payment as set forth on Schedule 3 hereto, cause each such Guarantor of Payment to execute and deliver to Agent each of the Mortgages relating to such Real Property, each in form and substance satisfactory to Agent, dated as of June 30, 2001;

         (i) cause its Subsidiary, TOCCO, Inc., an Alabama corporation, to execute and deliver to Agent a Debenture, in form and substance satisfactory to Agent, on or before July 31, 2001;

         (j) pay to Agent, for the pro rata benefit of the Banks, an amendment fee of Seventy-Five Thousand Dollars ($75,000); and

         (k) pay all legal fees and expenses of Agent in connection with this Amendment.

         25. Borrower hereby represents and warrants to Agent and the Banks that
(a) Borrower has the legal power and authority to execute and deliver this Amendment, (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof, (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower, (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof, (e) Borrower is not aware of any claim or offset against, or defense or counterclaim to, any of Borrower's obligations or liabilities under the Credit Agreement or any Related Writing and
(f) this Amendment constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

         26. Borrower, by signing below, hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

         27. Each reference that is made in the Credit Agreement or any Related Writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby. This Amendment is a Related Writing as defined in the Credit Agreement.

         28. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         29. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.


                  [Remainder of page intentionally left blank.]

         30. JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT'S OR ANY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF.

                                      PARK-OHIO INDUSTRIES, INC.

                                      By: /s/ Ronald J. Cozean
                                         -------------------------------------
                                            Ronald J. Cozean, Secretary

                                      KEYBANK NATIONAL ASSOCIATION,
                                        as Agent and as a Bank

                                      By: /s/ Babette C. Schubert
                                         --------------------------------------
                                            Babette C. Schubert, Vice President
                                             and Senior Banker

                                      THE HUNTINGTON NATIONAL BANK,
                                         as Co-Agent and as a Bank

                                      By: /s/ John R. Macks
                                         --------------------------------------
                                      Name: John R. Macks
                                      Title: Assistant Vice President

                                      THE NORTHERN TRUST COMPANY

                                      By: /s/ David Sullivan
                                         --------------------------------------
                                      Name: David Sullivan
                                      Title: Vice President

                                      FIFTH THIRD BANK, NORTHEASTERN OHIO

                                      By: /s/ Roy C. Lanctot
                                         --------------------------------------
                                      Name: Roy C. Lanctot
                                      Title: Vice President

                            GUARANTOR ACKNOWLEDGMENT

         The undersigned consents and agrees to and acknowledges the terms of the foregoing Second Amendment Agreement. The undersigned specifically agrees to the waivers set forth in such agreement, including, but not limited to, the jury trial waiver. The undersigned further agrees that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned shall remain in full force and effect and be unaffected hereby.

         The undersigned hereby waives and releases Bank and Bank's directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which the undersigned is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

                                   ATBD, INC.
                                   CASTLE RUBBER COMPANY
                                   CICERO FLEXIBLE PRODUCTS, INC.
                                   DONEGAL BAY LTD.
                                   GENERAL ALUMINUM MFG. COMPANY
                                   ILS TECHNOLOGY, INC.
                                   INTEGRATED HOLDING COMPANY
                                   INTEGRATED LOGISTICS SOLUTIONS, INC.
                                   INTEGRATED LOGISTICS SOLUTIONS LLC
                                       (for itself and as successor by merger to Columbia Nut & Bolt LLC, GIS Industries, Inc. and Industrial Fasteners LLC)
                                   INTEGRATED LOGISTICS HOLDING COMPANY
                                   PARK AVENUE TRAVEL LTD.
                                   PARK-OHIO STRUCTURAL HARDWARE LLC
                                   PHARMACEUTICAL LOGISTICS, INC.
                                   PHARMACY WHOLESALE LOGISTICS, INC.
                                   PMC-COLINET, INC.
                                   PMC INDUSTRIES CORP.
                                   PRECISION MACHINING CONNECTION LLC
                                   RB&W MANUFACTURING LLC
                                   THE AJAX MANUFACTURING COMPANY
                                   THE METALLOY CORPORATION
                                   TOCCO, INC.
                                   TRICKERATION, INC.

                                   By: /s/ Ronald J. Cozean
                                      -----------------------------------------
                                         Ronald J. Cozean, Secretary of each of
                                         the foregoing companies

                                   SCHEDULE 3
                            (Real Property Locations)

Castle Rubber Company                              The Metalloy Corporation
1003 Railroad Street                               103 W. Main Street
East Butler, PA 16029                              Hudson, MI 49247

General Aluminum Mfg. Company                      The Metalloy Corporation
1370 Chamberlain Avenue                            393 Meridian Street
Conneaut, OH 44030                                 Hudson, MI 49247

Park-Ohio Industries, Inc.                         The Metalloy Corporation
46950 State Route 18 W.                            110-116 W. Main Street
Wellington, OH 44090                               Hudson, MI 49247

Park-Ohio Industries, Inc.                         The Metalloy Corporation
3800 Harvard Avenue                                3985 Munson Highway
Cleveland, OH 44105                                Hudson, MI 49247

Park-Ohio Industries, Inc.                         The Metalloy Corporation
777 East 79th Street                               3420 East Swagger Road
Cleveland, OH 44103                                Fremont, IN 46737

Pharmacy Wholesale Logistics, Inc.                 The Metalloy Corporation
15625 Saranac Avenue                               Tupelo Lee Industrial Park
Cleveland, OH 44110                                193 CDF Boulevard
                                                   Shannon, MS 38868
Precision Machining Connection LLC
29100 Lakeland Boulevard                           TOCCO, Inc.
Wickliffe, OH 44092                                1506 Industrial Boulevard
                                                   Boaz, AL 35957
RB&W Manufacturing LLC
700 London Road                                    TOCCO, Inc.
Delaware, OH 43015                                 30100 Stephenson Highway
                                                   Madison Heights, MI 48071
RB&W Manufacturing LLC
9801 Harvard Avenue                                TOCCO, Inc.
Cleveland, OH 44105                                20 Fortnum Close, Kitts Green
                                                   Birmingham, UK b33olg
RB&W Manufacturing LLC
540 Narrows Run Road                               TOCCO, Inc.
Corapolis, PA 15108                                5855 Grant Avenue
                                                   Cleveland, OH 44105
The Ajax Manufacturing Company
1441 Chardon Road
Euclid, Ohio 44117


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